Exhibit 99.1


                   DIVIDEND CAPITAL TOTAL REALTY TRUST, INC.

FOR IMMEDIATE RELEASE                                   For more information:
April 3, 2006                                           Contact: Tucker Hewes
                                                        Hewes Communications
                                                              (212) 207-9451

    DIVIDEND CAPITAL TOTAL REALTY TRUST ANNOUNCES COMMENCEMENT OF OPERATIONS

         DENVER, CO -- April 3, 2006 -- Dividend Capital Total Realty Trust, Inc. announced today that it has raised equity capital proceeds sufficient to satisfy the minimum offering requirements of its $2 billion public offering of common stock, and has commenced formal business operations. On April 3, 2006, the company filed a current report on Form 8-K with Securities and Exchange Commission.

         Additionally, the Board of Directors of Dividend Capital Total Realty Trust declared a second quarter 2006 cash dividend of $0.1375 per share of common stock. The second quarter 2006 dividend will be payable to stockholders of record as of the close of business on each day during the period, from April 3, 2006 through and including June 30, 2006, pro-rated for the period of ownership. The Board of Directors intends to review the quarterly dividend during the second quarter of 2006 and authorize a third quarter 2006 dividend prior to June 30, 2006.

         Dividend Capital Total Realty Trust, a Denver-based Real Estate Investment Trust (REIT), invests in a diversified portfolio of high-quality direct real estate and real estate related securities.

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         For more complete information about Dividend Capital Total Realty
Trust, you may download and view a prospectus at dividendcapital.com, or call 866.DCG.REIT. Read the prospectus carefully before investing. Please carefully consider the investment objectives, risks, and charges and expenses before you invest or send money.